Exhibit (10)(ff)
                                               JW Letter Agreement dated 9/27/01


                                             Bank of America Plaza
Jefferson Wells [LOGO]                       101 South Tryon Street, Suite 2450
               INTERNATIONAL                 Charlotte, North Carolina 28280
                                             Phone 704.377.8850 Fax 704.377.8883
                                             www.jeffersonwells.com




September 27, 2001

Mr. Larry W. Singleton
Senior Vice President Finance and Chief Financial Officer
Safety-Kleen Corp.
1301 Gervais Street, Suite 300
Columbia, SC  29201

Dear Larry:

Jefferson Wells International ("Jefferson Wells") appreciates the opportunity to present you with this engagement letter to provide Safety-Kleen Services, Inc. ("Safety-Kleen") with professional services in support of your finance, accounting, internal audit and tax department needs.

OBJECTIVES

Safety-Kleen is operating under Chapter 11 bankruptcy provisions. The company has recently restructured by hiring a new executive management team and is implementing recommended business improvements across its businesses. Many of these business improvements are directly related to the financial infrastructure of the company with regard to needed accounting and controls processes, establishment of improved management reporting tools, and expansion of the internal audit function.

Among the many challenges to improve the business, the new executive team and its partners have identified three key objectives:

     1) Safety-Kleen needs to timely file 10-Ks and 10-Qs with confidence and accuracy.
     2) Safety-Kleen needs to improve its financial systems, processes and related internal controls such that its external auditor can endorse the controls during the annual audit.
     3) Safety-Kleen requires the implementation of processes and controls that support and deliver accurate management reporting data to support the new business structure and executive team.

In addition, management has indicated that it has and will continue to identify a number of accounting and tax-related areas where additional support will likely be needed in the coming months in order to meet its business objectives.

STRATEGY SUMMARY

Our initial recommended strategy is two-fold:

     1) Pursue the ultimate goal of long-term business process improvement and controls.
     2) Execute immediate improvements identified by Safety-Kleen's Accounting Procedure and Control Initiative (ACPI) and Financial Reporting Integrity Projects (FRIP).

Mr. Larry Singleton
September 27, 2001
Page 2 of 4

This mix will be obtained through the use of several teams focused upon different initiatives across all areas of the company. Our project managers will ensure a cohesive, consistent approach throughout the Safety-Kleen business units. The specific timeline for implementing immediate improvements will be defined as an initial priority.

To elaborate further, we recommend the use of a "Strategic" team focused on the design and implementation of an end-to-end process and control environment to deliver accurate management and financial reporting and internal controls. To implement real change as swiftly as possible, the Strategic team will be responsible for recommending the formation of "Tactical" teams to attack immediate needs identified.

For the first two key company objectives outlined above, Safety-Kleen has begun to address the deficiencies identified by the APCI and FRIP projects. These teams have made significant progress in documenting the existing accounting-related procedures in place throughout the company. However, to assist in the design and implementation of improved processes and controls, Safety-Kleen is requesting Jefferson Wells to:

     o Review and assess data currently collected and defined by Safety-Kleen's APCI effort.
     o Design and implement required process modifications to improve accuracy, efficiency and offset risk.
     o Design and implement required controls, monitoring, and internal audit functions to ensure continued efficiency and risk management.

For the third key company objective outlined above, we will adapt and leverage the work performed to date in both the FRIP and APCI projects. During our discussions, the following concentrated areas for improvement in management reporting were identified:

     o Review of standard costing systems and methodology utilized by branch support groups including, the machine manufacturing plant, solvent recycling plants, and oil re-refining plants.
     o Evaluate branch accounting allocation of overhead costs such as disposal, transportation, warehousing, and corporate.
     o Assess the integrity of overall data including the areas of chart of accounts, payroll recording, intercompany accounts, and branch expenses.

In addition, Jefferson Wells will make available from time-to-time, as requested, professionals to assist with various accounting and tax-related support needs to assist the Company in meeting its business objectives.

ENGAGEMENT TEAM

A Jefferson Wells National Director will be assigned and regularly on site at Safety-Kleen in Columbia. Also, Engagement Managers will document a weekly status report to summarize and communicate status of each identified project to Safety-Kleen management. The objectives of tracking and formally reporting status are to:

     o    Provide a consistent technique for monitoring progress against plan.
     o Identify problems/issues quickly to allow for maximum time for corrections.
     o Provide an objective rather than subjective evaluation of status. o Provide you with timely information on a regular basis.
     o    Provide assistance in communicating recommendations.

Mr. Larry Singleton
September 27, 2001
Page 3 of 4


An agreement will be established regarding content and format of status reporting, schedule of status meetings, and other engagement criteria.

PROFESSIONAL FEES

Jefferson Wells proposes a unique solution to provide Safety-Kleen with maximum expertise while remaining sensitive to cost constraints. The hourly professional fees for this engagement are as follows:

            National Director(s)                                    $175
            Practice Director/Managing Director(s)                  $150
            Engagement Manager(s)                                   $140
            Team Leader(s)                                          $115
            Information Technology Professional(s)                  $125
            Accounting, Internal Audit and Tax Professional(s)      $105

Jefferson Wells does not charge a premium for overtime hours worked. Note that Jefferson Wells may utilize certain professionals who are paid on an hourly basis. These professionals are required to be paid for travel time, subject to certain legal limitations. Where compensatory travel time is incurred, Jefferson Wells will invoice Safety-Kleen at 50% of the normal rates outlined above.

In order to meet the reporting requirements of the Bankruptcy Court, Jefferson Wells is expected to incur significant administrative time in preparing invoices and supporting documentation. We will utilize administrative personnel whenever possible to reduce the expense associated with these tasks. Accordingly, our charge for administrative services will be $35 per hour.

EXPENSES

Safety-Kleen will reimburse Jefferson Wells for all reasonable travel and actual out-of-pocket expenses incurred while performing the services described in this proposal and approved by the company. Jefferson Wells will provide receipt documentation as required by the Bankruptcy Court, except for the following: travel per diems for meals, telephone expense and mileage reimbursement. Wherever possible, Jefferson Wells will utilize professionals from our network of offices across North America to minimize travel expenses in visiting branch locations.

Safety-Kleen will reimburse Jefferson Wells for all reasonable legal expenses incurred by Jefferson Wells associated with Jefferson Wells' retention and compensation in Safety Kleen's bankruptcy case, including, but not limited to, preparing retention applications and fee applications and responding to any objections thereto.

TERMS

Jefferson Wells invoices and fee applications will be sent and filed monthly in accordance with the terms of any standing orders of the Bankruptcy Court for the District of Delaware or any orders entered by the Bankruptcy Court presiding over Safety-Kleen's bankruptcy case (the "Court"). Payments on the invoices and fee applications are due 30 days from the approval date by the court (subject to any holdback requirements imposed by the Court). Once Safety-Kleen emerges from Bankruptcy protection, all invoices are due 30 days from invoice date in the normal course of business.

Mr. Larry Singleton
September 27, 2001
Page 4 of 4


Jefferson Wells salaried professionals' standard workweek is 45 hours. Professionals will be available to work additional hours as required to meet key deadlines. Any activities such as vacations, holidays and training will be communicated on a timely basis.

This engagement letter is subject to the terms and conditions of the Jefferson Wells Master Service Agreement between Safety-Kleen Services, Inc. and Jefferson Wells International, dated September 27, 2001 (the "MSA", see attached). This engagement letter and the MSA are subject to approval by the Court.

JEFFERSON WELLS' BENEFITS

Jefferson Wells is a unique professional services firm that provides process improvement, internal audit, finance/accounting, tax, and technology services. Many of our highly seasoned professionals hold CPA, CIA, CFE, CISA and MBA designations. Clients find we are affordable, effective, and committed toward providing total satisfaction on every engagement. To date, Jefferson Wells has completed thousands of engagements for over 1,600 major organizations.

Our unique business model leverages our strengths in designing and implementing process improvements and controls. We currently have over 1,500 professionals in 28 offices throughout North America. We believe the following attributes make Jefferson Wells a strong fit to your team:

     o    EXPERIENCE  -  Utilizing   professionals   with  real  world  industry
          experience, we require five years minimum experience and have an average of over ten years.

     o INDEPENDENCE - Jefferson Wells is not a public accounting firm. Our core competencies are internal audit and process improvement.

     o TEAMWORK - We do not work in a vacuum. Our team-based approach ensures that skills, knowledge and data are transferred to your employees throughout the engagement.3

Jefferson Wells appreciates this opportunity to begin building a long-term, mutually rewarding business partnership with you and Safety-Kleen.

Sincerely,


/s/ Alan G. Atwell Jr.

Alan Atwell
Managing Director

Please indicate your acceptance by signing below.


         Signature:     Larry W. Singleton
                    --------------------------------------

         Title:          CFO                Date:   10-24-01
                    ---------------------         ------------------

                        JEFFERSON WELLS INTERNATIONAL
                            MASTER SERVICE AGREEMENT
                              TERMS AND CONDITIONS

THIS MASTER SERVICE AGREEMENT is made and entered into this 27th day of September, 2001 between SAFETY-KLEEN SERVICES, INC. ("CLIENT") and JEFFERSON WELLS INTERNAT1ONAL, a Delaware corporation ("JEFFERSON WELLS"). This agreement sets forth the general terms and conditions pursuant, to which JEFFERSON WELLS will provide services to CLIENT. The specific engagement scope and pricing will be separately documented in the Proposal(s). This agreement is subject to the approval of the United States Bankruptcy Court for the District of Delaware.

1. Location. Services will be performed at sites established by CLIENT unless otherwise agreed to in the Proposal(s).

2. Rights of Title. All reports, workpapers, programs, manuals, discs, tapes, listings and any other material prepared solely under this Agreement by JEFFERSON WELLS' employees shall belong exclusively to CLIENT and CLIENT shall have the right to obtain from JEFFERSON WELLS and/or JEFFERSON WELL' employees, and to hold in CLIENT's name all copyrights, trademark registrations, patents or whatever protection CLIENT may deem appropnate to the subject matter. JEFFERSON WELLS agrees to give CLIENT reasonable assistance, at CLIENT's expense, required to protect the rights defined in this paragraph. All reports, workpapers, programs, manuals, discs, tapes, listings and any other material prepared solely under this Agreement by JEFFERSON WELLS' employees is intended solely for the use of CLIENT's internal management and is not intended to be and should not be used by any other parties without the prior written consent of JEFFERSON WELLS, which consent shall not be unreasonably withheld.

3. Termination. Unless otherwise provided for in the Proposal(s), either party may terminate this Agreement for any reason at any time. Upon termination, CLIENT shall pay JEFFERSON WELLS' final invoice for all amounts due under the terms of section 4 below.

4. Payment. JEFFERSON WELLS shall be paid at the billable rates set forth in each Proposal(s). JEFFERSON WELLS' employees' daily working hours shall be the same as worked by CLIENT's employees, unless otherwise directed and/or approved by CLIENT.

     (a)  While  CLIENT  remains  in  bankruptcy,   payment  shall  be  made  in
          accordance with any orders governing compensation of professionals or JEFFERSON WELLS in CLIENT's bankruptcy case.

     (b) Upon such time as CLIENT emerges from bankruptcy protection, payment shall be made within 30 days from invoice date in the normal course of business. If payment is not received with 30 days from the invoice date in the normal course of business, JEFFERSON WELLS reserves the right, in addition to any other rights it may have, to suspend the services until such payment is made in full.


5. Taxes. CLIENT shall be responsible for payment of all taxes (excluding payroll and income taxes), if any, levied upon the services provided under this Agreement.

6. Insurance. JEFFERSON WELLS agrees to maintain the following insurance for its employees.

     (a)  Worker's   compensation   insurance   covering  all  JEFFERSON   WELLS
          employees;

     (b)  Employer's liability insurance;

     (c) Comprehensive automobile liability insurance for combined bodily injury and property damage;

     (d) Comprehensive general liability insurance for combined bodily injury and property damage; and

     (e)  Professional liability insurance.

     JEFFERSON WELLS agrees to provide CLIENT with certificates of insurance upon request.

7. Independent Contractor Relationship. The parties understand and agree that the personnel assigned by JEFFERSON WELLS to CLIENT under this Agreement are JEFFERSON WELLS' employees or agents. Under no circumstances are such personnel to be considered CLIENT employees or agents. JEFFERSON WELLS shall perform its obligations under this Agreement as an independent contractor and not as an agent or joint venture partner of CLIENT. No individual providing services pursuant to this agreement shall be entitled to benefits provided to client employees, including but not limited to, compensation, insurance and unemployment insurance.

8. Mutual Indemnification. To the fullest extent permitted by applicable law, each party will indemnify, defend and hold the other harmless for any and all actual and alleged claims, damages, liabilities, losses and expenses, including, but not limited to reasonable attorney's fees, arising out of, resulting from or in connection with that other party's (i) intentional and willful acts or omissions in connection with this Agreement, (ii) gross negligence in connection with this Agreement or (iii) breach of this Agreement. This Article 8 is subject to the provisions of Article 10 of this Agreement. This Article 8 shall survive termination of this Agreement.

9. Warranty. JEFFERSON WELLS warrants that the services will be performed in a workmanlike and professional manner by individuals who have skill and experience commensurate with the requirements of the services. Other than those contained in this section, JEFFERSON WELLS makes no other representations or warranties with respect to the services.

10. Limitation of Liability. CLIENT understands and agrees that JEFFERSON WELLS will not be liable for any punitive, incidental, consequential or indirect damages. CLIENT agrees that JEFFERSON WELLS' liability for any damages, if any, including any liability to CLIENT pursuant to Article 8. shall not exceed two times those charges paid to JEFFERSON WELLS by CLIENT pursuant to any individual proposal for the services rendered by JEFFERSON WELLS that gave rise to the liability. This Article 10 shall survive termination of this Agreement.

11. Confidential Information. Each party agrees that during and after the term of this Agreement it will keep secret and will not, without the prior written consent of the other, use or disclose to any third party any confidential or proprietary information relating to the business of the other party or that party's customers learned by such party or disclosed to such party in connection with this Agreement. The restrictions of this section 11 shall not apply to any information which (i) is or becomes generally available to the public other than as a result of a breach of this section 11 by the receiving party, (ii) was available to the receiving party on a nonconfidential basis prior to its disclosure under this Agreement or (iii) becomes available to the receiving party on a nonconfidential basis from a third party which was not itself bound by a confidentiality obligation and was free to disclose the information. This
Article 11. shall survive  termination of this agreement.

12. Entire Agreement. This Agreement and the Proposal(s) referred to, as well as any written amendments, shall constitute the entire Agreement between the parties and supersedes all previous communications, representations, understandings, concurrent or subsequent purchase orders, and agreements, whether oral or written, between the parties or any officer or representative of the parties, CLIENT has not relied upon any representations other than those set forth in this Agreement.

13. Amendments. No amendments or other variation to this Agreement shall be effective unless it is in writing, is signed by an authorized person on behalf of each party, and is approved by the court in CLIENT's bankruptcy case.

14. Governing Law. The laws of the State of South Carolina shall govern this Agreement. Both parties consent to the jurisdiction of the courts in the state of South Carolina. No action arising out of this Agreement, regardless of the form, may be brought by either party more than one year after the cause of action has occurred.

15. Controversy/Arbitration. Controversies and claims arising out of or relating to this Agreement shall be resolved as follows:

     (a) Controversies or Claims Arising During the Bankruptcy Case. Any controversy or claim that is pursued or arises during the Bankruptcy Case and that arises out of or relates to this Agreement, or the breach of the same shall be settled through consultation and negotiation in good faith and a spirit of mutual cooperztion. However, if those attempts fail, any controversy or claim that is pursued or arises during the Bankruptcy Case and that arises out of or relates to this Agreement, or breach of the same shall be heard by the bankruptcy court presiding over CLIENT's bankruptcy case.

     (b) Claims Arising After CLIENT's Emergence from Bankruptcy. Any controversy or claim arising out of or relating to this Agreement, or the breach of the same, arising after CLIENTs emergence from bankruptcy, shall be settled through consultation and negotiation in good faith and a spirit of mutual cooperation. However, if those attempts fail, the parties agree that any misunderstandings or disputes arising from this Agreement shall be decided by arbitration which shall be conducted upon request by either party, in Milwaukee, Wisconsin, before three (3) arbitrators (unless both parties agree on one (1) arbitrator designated by the American Arbitration Association (the "AAA"), in accordance with the terms of the Commercial Arbitration Rules of the AAA, and, to the maximum extent applicable, the United States Arbitration Act (Title 9 of the United States
          Code), or if such Act is not applicable, any substantially equivalent state law. Each party shall be responsible for its own costs related to arbitration and shall bear half the cost of the Arbitrator(s). Notwithstanding anything herein to the contrary, either party may proceed to a court of competent junsdiction to obtain injunctive relief at anytime.

16. Severability. If any provision of this Agreement is determined to be unenforceable or invalid, the remaining provisions of this Agreement shall remain in full force and effect.

17. Force Majeure. JEFFERSON WELLS and CLIENT shall not be liable for any failure to perform or delay in performance of its obligations under this Agreement, resulting from the elements, acts of God or any other cause beyond the reasonable control of the party failing to perform.

18. Notices. Any notices required under this Agreement shall be in writing. Notices shall be delivered in person or sent by overnight courier or facsimile addressed to the addresses in the Proposal(s). Notice shall be effective when sent by overnight courier or facsimile or upon delivery if delivered in person.

19. Successors and Assigns. This Agreement may be assigned by either of the Parties upon written consent of the non-assigning party, which consent shall not be unreasonably withheld. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, successors and assigns.

20. Waiver. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by that other party shall be deemed a waiver of a prior or subsequent breach of any similar or dissimilar provisions or conditions of this Agreement.

For JEFFERSON WELLS INTERNATIONAL

By       /s/ Alan G. Atwell  Jr.

Name     Mr. Alan G. Atwell Jr.

Its      Managing Director - Charlotte

For CLIENT

By       /s/ Larry W. Singleton

Name     Mr. Larry W. Singleton

Its      Senior Vice President and Chief Financial Officer